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                                                                      EXHIBIT 11


                          CARDIOVASCULAR DYNAMICS, INC.

            STATEMENT REGARDING THE COMPUTATION OF NET LOSS PER SHARE
                    (In thousands, except per share amounts)

                                                        Three Months Ended          Six Months Ended
                                                              June 30,                   June 30,
                                                        --------------------      --------------------
                                                         1997          1996        1997          1996
                                                        -------      -------      -------      -------
  Net loss............................................. $  (589)     $  (770)     $(1,187)     $(1,147)
                                                        =======      =======      =======      =======

  Computations of weighted average common and common equivalent shares outstanding:

    Weighted average common shares outstanding.........   9,105        1,146        9,093          573

    Shares related to staff accounting bulletin topic 4D:

      Stock options....................................      --          318           --          318
      Preferred Stock Warrants (1).....................      --           87           --           87
    Adjusted to reflect the effect of the assumed
      conversion of convertible obligation from
      the date of issuance.............................      --           54           --           58
    Adjusted to reflect the effect of the assumed
      conversion of Preferred Stock from the date
      of issuance (Series A and B).....................      --        4,160           --        4,080
                                                        -------      -------      -------      -------
    Shares used in computing net loss per share
      (pro forma for the three and six months ended
      June 30, 1996)...................................   9,105        5,765        9,093        5,116
                                                        =======      =======      =======      =======
    Net loss per share (pro forma for the three
      and six months ended June 30, 1996).............. $ (0.06)     $ (0.13)     $ (0.13)     $ (0.22)
                                                        =======      =======      =======      =======

----------------------
(1) At an assumed conversion rate of two shares of Common Stock for each share of Preferred Stock.